EXHIBIT 10.3

                              AMENDED AND RESTATED
                               PURCHASE AGREEMENT

         This amended and restated purchase agreement ("Agreement") is made and entered into this 13th day of AUGUST, 1999, by and between the Sherwin-Willams Company, an Ohio Corporation ("Seller"), and Novex Systems International, Inc., a New York corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller and Purchaser entered into a certain Purchase Agreement, dated March 23, 1999, as amended pursuant to (i) that certain Amendment to the Purchase Agreement dated May 14, 1999 and (ii) that certain Second Amendment to the Purchase Agreement dated June 18, 1999;

         WHEREAS, Seller and Purchaser desire to amend and restate such Purchase Agreement, as amended, in accordance with the terms and conditions set forth herein;

         Whereas, Seller, through its allied compositions and Por-Rok businesses ("Allied/Por-Rok Operations"), is engaged in the business of manufacturing, distributing and sellin cementitious specialty products ("Business"); and

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell, assign, transfer and deliver to Purchaser, substantially all of the assets and properties used in connection with the Business and Purchaser has agreed to assume certain liabilities for the purchase price and upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

(a)      The following terms, as used herein, have the following meanings:

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

                  "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized by law to close.

                  "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance with respect to such property or asset.

                  "PERMITTED LIEN" means (i) any Lien for which the underlying liability is disclosed on the Financial Statements, (ii) any Lien for taxes not yet due or being contested in good faith or (iii) any Lien which does not materially detract from the value or materially interfere with the use of any asset as currently used in the Business.

                  "PERSON"  means  an  individual,   corporation,   partnership,
         association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "TAX OR TAXES" means all taxes, fees or assessments in the nature of taxes of Seller, including without limitation, all federal, state, county and local income, unemployment, ad valorem, excise, sales, use and gross receipts taxes, together with any interest and penalties thereon imposed by any Taxing Authority whether arising prior to, on or after the Closing Date.

                  "TAXING AUTHORITY" means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

(b) Each of the following terms is defined in the Section set forth opposite such term:

                           TERM                                   SECTION

                  Accounts Receivable                             2.01(c)
                  Assets                                          2.01
                  Benefit Arrangements                            3.11(b)
                  Bill of Sale                                    9.02(b)
                  Cash Component                                  2.03(a)
                  Closing                                         9.01
                  Closing Date                                    9.01
                  Closing Date Statement                          2.04(a)
                  Contracts                                       3.08
                  Corporate Services Agreement                    5.08
                  ERISA                                           3.11(a)
                  Environmental Laws                              3.12(a)
                  Excluded Assets                                 2.02
                  Financial Statements                            3.06
                  Fixed Assets                                    2.01(a)
                  Improper Claim                                  6.03(a)(ii)(C)
                  Indemnifying Party                              6.03(b)
                  Indemnified Party                               6.03(b)
                  Inventory                                       2.01(b)
                  Material Adverse Effect                         3.03(a)
                  Net Current Assets                              2.04(a)
                  Non-Tendering Party                             6.03(a)
                  Offering                                        8.05
                  Personal Claim                                  6.03
                  Promissory Note                                 2.03(b)
                  Proper Claim                                    6.03(a)(i)
                  Proprietary Rights                              2.01(g)
                  Purchase Price                                  2.03
                  Purchaser's Indemnitees                         6.01
                  Purchaser's Losses                              6.01
                  Real Property                                   2.01(e)
                  Registration Rights Agreement                   2.03
                  Seller Employee Plans                           3.11(a)
                  Seller's Indemnitees                            6.02
                  Seller's Losses                                 6.02
                  Tendering Party                                 6.03(a)
                  Third-Party Claim                               6.03
                  Trademark License Agreements                    5.09

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

2.01 ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, on the Closing Date all of Seller's right, title and interest in and to the following assets relating solely TO THE BUSINESS (COLLECTIVELY, THE "ASSETS"):

         (a)      all  machinery,   equipment,  furniture,  fixtures,  vehicles,
                  tools,  dies,  molds and parts and similar  property listed on
                  Schedule 2.01(A) ("Fixed Assets");

         (b) all inventory of raw materials, work in process, finished products, packaging materials and supplies, labels, containers, brochures, printed materials and displays and other goods of the business ("Inventory");

         (C) All accounts receivable and trade accounts receivable listed on Schedule 2.01(C) ("Accounts Recivable");

         (d) the owned real property located in Clifton, New Jersey, as more specifically described on Schedule 2.01(d), including, but not limited to, any buildings, structures, fixtures and improvements located on, or attached to, said real property, all of the rights arising out of the ownership thereof, and all leases, subleases, franchises, licenses, easements, rights of way and profits which are appurtenant to said real property or as to which Seller otherwise has any right, title or interest relating to such Real Property ("Real Property");

         (e) all rights of Seller to and under any and all agreements, contracts, orders, commitments and leases relating solely to the Business;

         (f) all rights of Seller with respect to the names "Allied Compositions" and/or "Por-Rok" and the U.S. and foreign names, patents, patent applications, marks, trade names, trademarks, copyrights, copyright applications and logos listed on
                  Schedule 2.01(F) ("Proprietary Rights");

         (g) all customer lists, credit files of customers and supplier and vendor files used by Seller in connection with the Business (provided, however, with respect to any customer, supplier or vendor which is also a customer, supplier or vendor of any of Seller's other businesses, Purchaser shall only be entitled to receive copies of any such lists and/or files and Seller shall have the right to redact from such lists and/or files any and all information contained therein which relate to any of Seller's other business activities); and

         (h)      all merchandising items and promotional aids.

2.02 EXCLUDED ASSETS. It is expressly understood and agreed by the parties hereto that the following assets of Seller and/or the Business are specifically excluded and excepted from the Assets to be transferred pursuant to this agreement and shall at all timesremain the property of Seller (collectively, "Excluded Assets"):

         (a)      cash and cash equivalents;

         (b)      bank accounts; and

         (c) intercompany receivables (not to exceed Fourteen Thousand and 00/100 Dollars ($14,000.00).

2.03 PURCHASE PRICE. The purchase price for the Assets shall be Two Million Fifty Thousand and 00/100 Dollars ($2,050,000.00) ("Purchase Price"). The Purchase Price shall be adjusted upward or downward on a dollar-for-dollar basis, by the amount, if any, determined pursuant to
         Section 2.04. The Purchase Price, prior to any upward or downward adjustment determined pursuant to Section 2.04, shall be paid to Seller as follows:

(A) Seven hundred fifty thousand and 00/100 dollars ($750,000.00) ("Cash Component") shall be paid to Seller on the Closing Date by wire transfer of immediately available funds to an account designated by Seller in writing prior to the Closing Date; and

(b) The balance of the Purchase Price shall be paid in the form of a Promissory Note of Purchaser in favor of Seller in the principal amount of One Million Three Hundred Thousand and 00/100 Dollars (1,300,000.00) in the form attached hereto as
                  Schedule 2.03(B) ("Promissory Note").

         As consideration for Purchaser's willingness to finance a portion of the Purchase Price, Seller shall issue to Purchaser one million (1,000,000) shares of common stock of Purchaser. Such shares shall be freely tradable upon issuance or Purchaser and Seller shall enter into a Registration Rights Agreement in the form attached hereto as Schedule
         2.03 ("Registration Rights Agreement").

2.04     ADJUSTMENT TO PURCHASE PRICE.

         (a) Within thirty (30) days following the Closing Date, Purchaser shall prepare and deliver to Seller a closing date statement ("Closing Date Statement"), which shall set forth, as of the Closing date, the net current assets of the business. For the purposes of this Section 2.04, "Net Current Assets" shall mean the sum of Accounts Receivable and Inventory. In preparing the Closing Date Statement, Purchaser shall conduct a physical inventory of all Inventory in accordance with the physical inventory instructions attached as Schedule 2.04(a). The physical inventory shall be conducted on the day immediately preceding the Closing Date. The Inventory shall be valued in accordance with the Business' past valuation practices.

         (b)      The Purchase Price shall be:

                  (i) increased, on a dollar-for-dollar basis, by the amount, if any, that Net Current Assets of the Business as set forth on the Closing Date Statement are greater than Five Hundred Forty-Two Thousand Six Hundred Seventy-One and 00/100 Dollars ($542,671.00); and

                  (ii) decreased, on a dollar-for-dollar basis, by the amount, if any, that Net Current Assets of the Business as set forth on the Closing Date Statement are less than Five Hundred Forty-Two Thousand Six Hundred Seventy-One and 00/100 Dollars ($542,671.00).

         (c) Seller shall be entitled to full access to the relevant records and working papers of Purchaser and the Business to aid Seller in its review of the Closing Date Statement. In the event Seller and Purchaser are unable to agree on the Closing Date Statement (as computed in accordance with this Agreement) within thirty (30) days following Seller's receipt of the Closing Date Statement, either Seller or Purchaser shall be entitled to demand in writing that such disagreement be submitted to arbitration to settle any such dispute. Any such arbitration shall be conducted in the City of New York, State of New York, by an arbitrator acceptable to both Seller and Purchaser, or in the event Seller and Purchaser cannot agree on a single arbitrator within ten
                    (10) days after any such written demand, by three (3) arbitrators, one (1) of whom shall be appointed by Seller, one (1) of whom shall be appointed by Purchaser and the third of whom shall be appointed by the first two (2) arbitrators. The parties agree that any issues involving primarily financial matters shall be submitted to the public accounting firm of PricewaterhouseCoopers LLP and that any issues involving matters other than financial matters shall be submitted to persons having legal expertise for arbitration. If either party fails to appoint an arbitrator within ten (10) days after the written demand for arbitration identified above, then the arbitrator appointed by the other party shall arbitrate any such disagreements in accordance with this Section 2.04. Except as to the selection of arbitrators as set forth herein, the arbitration proceedings shall be conducted promptly and expeditiously pursuant to the rules of the American Arbitration Association. The decision of the arbitrator(s) shall be final, conclusive and binding upon Seller and Purchaser. Seller and Purchaser shall share equally the expenses for a single arbitrator and the arbitration, or in the event the parties cannot agree upon a single arbitrator, each party shall bear the expenses of its arbitrator and shall share equally with the other the expenses of a third arbitrator and the arbitration.

         (d) Within fifteen (15) calendar days after Seller and Purchaser agree upon any Purchase Price adjustment pursuant to this
                  Section 2.04 or the Purchase Price adjustment is determined through arbitration, Purchaser shall execute a revised Promissory Note reflecting the Purchase Price, as adjusted, less the Cash Component.

2.05 PURCHASE PRICE ALLOCATION. Seller and Purchaser covenant and agree that the Purchase Price, subsequent to adjustment pursuant to Section 2.04, shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code and the regulations thereunder. Seller and Purchaser agree that the fair market values of the Assets are set forth on Schedule 2.05. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.05.

2.06 ASSUMED LIABILITIES. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay when due those liabilities, obligations and commitments set forth on Schedule 3.08 (or not required to be set forth therein because of the amount involved) but not including any obligation or liability for (i) any breach thereof occurring prior to the Closing Date or (ii) any monetary payments which are due and payable on or before the Closing Date.

         Except as set forth in this Section 2.06, it is acknowledged and agreed that Purchaser shall not assume or be responsible for any other liabilities, obligations or commitments of Seller, including, without limitation, any (A) liabilities, obligations or commitments relating to product liability claims arising from products sold prior to the Closing Date, (B) environmental liabilities and costs relating to activities or events occurring prior to the Closing Date, (C) Taxes of Seller which have accrued prior to the Closing Date, (D) liabilities in respect of employees or any employee benefit plan relating to activities or events occurring prior to the Closing Date, and (E) liabilities resulting from any litigation relating to activities or events occurring prior to the Closing Date.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser the following:

3.01     ORGANIZATION, STANDING AND AUTHORITY OF SELLER.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (b) The execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and all documents required to be executed and delivered by Seller hereunder constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

3.02 FINANCIAL INFORMATION. The unaudited income statement for the twelve months ended December 31, 1998 and balance sheet of the business as of
         December   31,  1998  are  attached as Schedule    3.02   ("Financial
         Statements"). The Financial Statements were prepared from Seller's internal accounting records and were prepared in conformity with Seller's prior accounting practices applied on a consistent basis. To the best of Seller's knowledge, the Financial Statements fairly present the financial condition of the Business as of the date thereof and the results of operations for the period then ended. Seller makes no representation or warranty with respect to any financial information for the business delivered to purchaser other that ascontained in this
         Section 3.02. except as expressly set forth in this section 3.02, seller makes no other representation or warranty, express or implied, with respect to the financial information presented in the financial statements.

3.03 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.03, since December 31. 1998, to the best of Seller's knowledge, the Business has operated only in the ordinary course of business consistent with past practices and there has not been:

         (a) any event, condition or occurrence which has had or could reasonably be expected to have a material adverse effect on the assets or financial condition of the Business taken as a whole ("MATERIAL ADVERSE EFFECT");

         (b) any incurrence, assumption or guarantee by the Business of any third party indebtedness from a non-Affiliate for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or

         (c) any creation or other incurrence of any Lien other than in the ordinary course of business consistent with past practices.

3.04 GOVERNMENT AUTHORIZATIONS. Except for the consent required to be obtained pursuant to the New Jersey Industrial Site Recovery Act and any rules or regulations promulgated thereunder ("ENVIRONMENTAL CONSENT"), to the best of Seller's knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or other governmental or regulatory authority is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

3.05 TITLE TO AND CONDITION OF REAL PROPERTY. Schedule 3.05 sets forth all real property owned or leased by Seller and used in the Business. Subject to all Liens reflected on public records and all taxes and assessments which are not yet due and payable, Seller has good title to the Real Property. All leases are valid, binding and enforceable in accordance with their respective terms and, to the best of Seller's knowledge, there does not exist under any such lease any material default or any event which with notice or lapse of time or both would constitute a material default.

3.06 SUFFICIENCY OF PERSONAL PROPERTY. Except as set forth on Schedule 3.06, to the best of Seller's knowledge, the Business has good and marketable title to all machinery, equipment, furniture, fixtures, tooling, dies, leasehold improvements and all other tangible personal property used by the Business and such property is substantially in good operating condition and repair, subject to ordinary wear and tear. Except as otherwise stated in this Section 3.06, seller makes no other representation or warranty, express or implied, with respect to said tangible personal property.

3.07     PROPRIETARY RIGHTS.

         (a) Schedule 2.01(f) lists all U.S. and foreign names, patents, patent applications, marks, trade names, trademarks, copyrights, copyright applications and logos used solely in the Business.

         (b) Except as set forth on Schedule 3.07(b), no proceedings have been instituted or are pending or, to the best of Seller's knowledge, threatened which challenge the validity of the ownership or use by Seller or the Business of the Proprietary Rights.

         (c)      Seller  has  no  knowledge  of  the   infringing  use  of  any
                  Proprietary   Rights  or  the  infringement  of  any  of  such
                  Proprietary Rights by any other person.

3.08 MATERIAL CONTRACTS. Schedule 3.08 sets forth a list of all written, oral or other contracts and agreements (collectively, "Contracts") to which the Business is bound which:

         (a) have a remaining obligation in excess of Ten Thousand Dollars and 00/100 ($10,000.00);

         (b) are partnership, joint venture or other similar cooperative arrangements; and

         (c) are union, agency, dealer, sales representative, marketing or other similar agreement that is not terminable on not more than ninety (90) days notice.

         To the best of Seller's  knowledge,  all  Contracts  listed on Schedule
         3.08 are valid, existing and enforceable in accordance with their terms and in full force and effect. Seller has provided to Purchaser a true and complete copy of all written Contracts with all amendments and modifications thereto. Neither the Business nor, to the best of Seller's knowledge, any other party to any of the foregoing have violated or breached any material provision of any of the Contracts. Each of the Contracts identified on Schedule 3.08 were entered into by the Business in the ordinary course of business.

3.09 COMPLIANCE WITH LAWS. Except as set forth on Schedules 3.09, 3.12 and 3.13, the Business has substantially complied with and is in substantial compliance with all federal, state, local and foreign laws, statutes, regulations and judicial and/or administrative decisions applicable to the Business, except for any non-compliance which does not have, individually or in the aggregate, a Material Adverse Effect.

3.10 LITIGATION. Except as set forth on Schedule 3.10, to the best of Seller's knowledge, there is no suit, claim, action, arbitration, proceeding or investigation, pending or threatened, against Seller relating to the Business.

3.11     EMPLOYEE BENEFITS.

         (a) Schedule 3.11(a) lists each material "employee benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is maintained, administered or contributed to by Seller or any of its Affiliates and (ii) covers any current employee (collectively, "Seller Employee Plans"). With respect to each Seller Employee Plan, Seller has provided or made available to Purchaser a true and complete copy of such plan document (or a summary description of such Seller Employee
                  Plan).

         (b) Schedule 3.11(b) lists each material employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty (30) days without liability to the Seller), and each material plan or arrangement providing for severance, insurance coverage
                    (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Seller Employee Plan, (ii) is entered into, maintained or contributed to by Seller or any of its affiliates and (III) covers any current employee (collectively, "Benefit Arrangements").

3.12     ENVIRONMENTAL COMPLIANCE.  Except as described on Schedule 3.12:

         (a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and, to the best of Seller's knowledge, no investigation or review is pending or threatened by any governmental or other entity relating to the Business pursuant to any federal, state or local laws, regulations or orders applicable to the Business relating to the use, generation, treatment, storage, transportation, disposal or release of any hazardous, toxic or radioactive material or substance or waste into the environment ("Environmental Laws"), except for any of the foregoing which does not have, individually or in the aggregate, a Material Adverse Effect; and

         (b) to the best of Seller's knowledge and except where the failure to do so would not have a Material Adverse Effect, the
                  Business has obtained all material permits, licenses or similar authorizations required under the applicable Environmental Laws.

3.13 TAX MATTERS. Except as set forth on Schedule 3.13, to the best of its knowledge, Seller has:
         -----------

         (a) timely filed all Tax returns required to be filed by Seller with any Taxing Authority to which Seller has been subject; and

         (b)      timely paid in full all amounts due to each Taxing Authority.

3.14 INSURANCE. The Assets of Seller are adequately insured under various policies of general liability and other forms of insurance, all of which are in full force and effect in accordance with their terms, no written or oral notice of cancellation has been received, and, to the best of Seller's knowledge, there is no existing default or event which, with the notice or lapse of time or both, would constitute a default thereunder. All premiums related to such policies have been paid in full.

3.15 BROKERAGE. No broker, finder or agent has acted directly or indirectly for Seller and/or the Business in connection with this Agreement or with the transactions contemplated hereby.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser hereby represents and warrants to Seller the following:

4.01     ORGANIZATION, GOOD STANDING AND AUTHORITY OF PURCHASER.

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of New York. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (b) The execution and delivery by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and all documents required to be executed and delivered by Purchaser hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

4.02     CAPITALIZATION; TITLE TO SHARES.

         (a) The authorized capital stock of Purchaser consists of 60,000,000 shares including 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Immediately following the consummation of the transactions described herein, the number of issued and outstanding shares of common stock of Purchaser will be 21,562,577. There are no, and following consummation of the transactions described herein, there will be no, issued and outstanding shares of preferred stock of Purchaser. The capital stock of Purchaser has been duly authorized and, to the extent issued and outstanding, validly issued, fully paid and nonassessable. Immediately following consummation of the transactions described herein, there are outstanding options to acquire 1,300,924 shares of common stock of Purchaser and warrants to acquire 706,365 shares of common stock of Purchaser.
                    Except as otherwise set forth in the preceding sentence, there are no outstanding obligations, warrants, puts, calls, rights to subscribe, agreements or other commitments or rights of any kind or nature whatsoever to purchase any securities of Purchaser, nor are there any outstanding securities of Purchaser which are convertible into or exchangeable for any shares of capital stock or other securities of Purchaser. Purchaser has no obligation of any kind or nature whatsoever to issue any additional shares of its capital stock or other securities.

         (b) The delivery of the shares of common stock of Purchaser pursuant to Section 2.03 above will vest in Seller legal and valid title to such shares, free and clear of all liens, security interests or other encumbrances.

4.03 NO CONFLICT. Neither the execution and delivery of this Agreement nor the Purchaser's performance of the transactions contemplated herein will violate or conflict with any provisions of Purchaser's Certificate of Incorporation or By-Laws.

4.04 BROKER'S OR FINDER'S FEES. No broker, finder or agent has acted directly or indirectly for Purchaser in connection with this Agreement or with the transactions contemplated by this Agreement.

4.05 FINANCING. As of the Closing Date, Purchaser shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Assets pursuant to Article II hereof and pay any other amounts to be paid by it hereunder.

4.06 LITIGATION. There is no action, suit, investigation or proceeding pending, or to the knowledge of Purchaser threatened, against Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

5.01     ACCOUNTS.  On and after the Closing Date,  Seller shall,  within thirty
         (30) days after receipt, forward to Purchaser any monies received by Seller with respect to any goods and/or services delivered and/or performed by the Business after the Closing Date.

5.02 REASONABLE EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, Purchaser and Seller will each use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations, to consummate the transactions contemplated by this Agreement. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate the transactions contemplated by this Agreement and to vest in Purchaser good title to the Assets.

5.03     ACCESS.

         (a) On and after the Closing Date, Purchaser will afford promptly to Seller and its agents reasonable access to the Business' properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to determine any matter relating to its rights and obligations with respect to any event occurring or period ending before the Closing Date (including, without limitation, the ability to make copies of books and records, as Seller deems necessary); provided that any such access by Seller shall not unreasonably interfere with the conduct of the Business.

         (b) On and after the Closing Date, Seller will afford promptly to Purchaser and its agents, all at Purchaser's cost, reasonable access to the Business' properties, books and records to the extent necessary to permit Purchaser to conduct an audit of the Business for the two (2) fiscal years preceding the Closing Date and will provide all reasonable assistance and cooperation in the conduct of such audit.

5.04 PLANT CLOSING NOTIFICATION. Purchaser shall be responsible for providing any notice of layoff or plant closing required with respect to any manufacturing facility of the Business pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law and any applicable state or local plant closing notification statute, for any such layoffs or plant closings which will commence effective on or subsequent to the Closing Date.



5.05 PRORATIONS. Seller and Purchaser agree that the following prorations relating to the Assets and the ownership and operation of the Business will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods including and subsequent to the Closing Date:

         (a)      real estate taxes on or with respect to the Real Property;

         (b) rents, additional rents, taxes and other items payable by Seller under any lease to be assigned to or assumed by Purchaser; and

         (c) the amounts of rents, and other charges for sewer, water, telephone, electricity and other utilities relating to the Real Property.

         Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before a real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation.

5.06     TAXES.

         (a) Seller shall (i) timely file on or after the Closing Date, all Tax returns required to be filed by it for periods prior to the Closing Date and (ii) timely pay all Taxes due by it for periods prior to the Closing Date.

         (b) Purchaser shall pay all transfer, documentary, sales, use, stamp, registration, real property transfer and other such taxes or fees incurred arising out of the transfer of the Assets or otherwise by virtue of the consummation of the transactions contemplated in this Agreement.

5.07     DISCLOSURE SCHEDULES.

         (a) At any time and from time to time prior to the Closing Date, Seller may deliver to Purchaser revised Schedules as may be necessary to make the representations and warranties of Seller contained herein true on the date hereof and/or on and as of the Closing Date. Any delivery made by Seller pursuant to the preceding sentence shall not affect any right which Purchaser may have to elect not to close pursuant to Section 8.01 if any matter disclosed in the revised Schedules has a Material Adverse Effect, but if Purchaser consummates the Closing, then the accuracy of the representations and warranties of Seller, whether made on the date hereof or on and as of the Closing Date, shall for all purposes of this Agreement be determined with reference to the Schedules as revised by Seller pursuant to the first sentence of this Section 5.07(a). Seller shall provide Purchaser with such additional information in their possession as the Purchaser may reasonably request relating to any Schedules revised pursuant to this Section 5.07(a). Seller shall endeavor to provide any revised Schedules to Purchaser at least seven days prior to the Closing Date but nothing herein shall preclude Seller from delivering revised Schedules up to the Closing. Notwithstanding the foregoing, the rights of Seller to revise any Schedule prior to the Closing Date shall not apply to Schedule 3.02, except as otherwise mutually agreed by the parties.

         (b) If at any time prior to the date hereof or from the date hereof to the Closing Date, Purchaser is or becomes aware of any matter which should be disclosed by Seller in a Schedule, Purchaser shall promptly provide notice to Seller of such matter.

5.08 CORPORATE SERVICES. On the Closing Date, Purchaser and Seller shall execute and deliver a corporate services agreement in the form attached hereto as Schedule 5.08 ("Corporate Services Agreement") pursuant to which Seller shall make available to Purchaser certain administrative support services which are currently being provided to the Business on a basis, and for a price, substantially consistent with Seller's recent historical practices including, without limitation, accounting services, order processing services and credit approval.

5.09 TRADEMARK LICENSE AGREEMENT. On the Closing Date, Seller shall provide for Purchaser's execution trademark license agreements in the forms attached hereto as Schedule 5.09A and 5.09B ("Trademark License Agreements") pursuant to which Purchaser shall obtain a non-exclusive, non-assignable, fully paid-up license to use, for the term indicated therein, the trademark "Minwax" on any and all packaging materials for products sold in the Business and on any and all copyrighted and non-copyrighted promotional and sales materials, office supplies and product literature being purchased and sold hereunder on which "Minwax" appears on the Closing Date.

5.10 NO SOLICITATION. From and after the date hereof and until the Closing or the termination of this Agreement, whichever comes first, Seller shall not solicit, initiate or encourage any inquiries or offers relating to the acquisition of the Business.

                                   ARTICLE VI

                                 INDEMNIFICATION

6.01 SELLER'S INDEMNIFICATION. Seller agrees to indemnify, defend and hold Purchaser, its directors, officers, employees, subsidiaries and affiliates, and the successors and assigns of any of the foregoing ("Purchaser's Indemnitees"), harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorney's fees), fines, penalties, judgments and amounts paid in settlement imposed on, asserted against or incurred by Purchaser's Indemnitees and which arise out of, in connection with, result from or are incident to any of the following (collectively, "Purchaser's Losses"):

         (a) misrepresentations or breaches of any representation or warranty (but only to the extent Purchaser has fully complied with its obligations set forth in Section 5.07(b)), covenant, obligation or agreement of Seller in this Agreement or in any document or agreement furnished or to be furnished by Seller under this Agreement; and

         (b) any claim of product liability or personal injury arising from products sold prior to the Closing Date;

         (c)      any liability for Taxes of Seller;

         (d)      any   claim,   action,   suit  or   demand   for  any   legal,
                  administrative  or other  proceeding  identified  on  Schedule
                  3.10;

         (e) any liability arising from employee benefit plans retained by Seller, worker's compensation or long-term disability claims arising from conduct or events occurring prior to the Closing Date, whether or not asserted as of the Closing Date; and

         (f) all claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines, suits and proceedings (including attorney's fees) arising or resulting from (i) the violation of or the enforcement by any federal, state or local governmental entity or any third party of any Environmental Laws or the remediation of hazardous materials (as defined in the Environmental Laws) resulting from the operation of the Business; (ii) any liability relating to the Business claimed to arise under any Environmental Law, as now or hereafter enacted, reauthorized or amended, arising out of facts or circumstances occurring prior to the Closing Date, or otherwise arising out of or resulting from the operation of the Business prior to the Closing Date; or
                    (iii) conditions caused, events occurring or activities at the Real Property or with respect to the Business prior to the Closing Date which result in any emission, disposal, deposit, contamination, release or discharge of hazardous materials or regulated substances (whether on or off of the Real Property) covered or regulated by Environmental Laws.

6.02 PURCHASER'S INDEMNIFICATION. Purchaser agrees to indemnify, defend and hold Seller, its directors, officers, employees, subsidiaries, affiliates and the successors and assigns, of any of the foregoing ("Seller's Indemnitees") harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorney's fees), fines, penalties, judgments and amounts paid in settlement, imposed on, asserted against or incurred by Seller's Indemnitees and which arise out of, in connection with, result from or are incident to any of the following (collectively, "Seller's Losses"):

         (a) misrepresentations or breaches of any representation or warranty, covenant, obligation or agreement of Purchaser in this Agreement or in any document or agreement furnished or to be furnished by Purchaser under this Agreement;

         (b)      the Assumed Liabilities; and

         (c) any liabilities and/or obligations of the Business, regardless of whether the events or circumstances giving rise to any such liability and/or obligation occurred prior to, on or after the Closing Date, except for matters for which Seller has provided indemnification pursuant to Section 6.01.

6.03 CLAIM FOR INDEMNIFICATION. Any party seeking indemnification under the provisions of this Agreement, within ninety (90) days after the time it discovers that it has a claim against another party (a "Personal Claim") or promptly upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it which relates to this Agreement (a "THIRD-PARTY CLAIM"), shall give written notice of such claim, or the commencement of such action, to the party from whom indemnification will be sought hereunder.

         (A) THIRD PARTY CLAIM. In the event of a Third-Party Claim, the party seeking indemnification ("Tendering Party") shall tender the defense of such Third Party Claim to the party from whom
                  indemnification  is  sought   ("Non-Tendering  Party").   The
                  Non-Tendering Party shall, within ten (10) days after the receipt thereof, inform the Tendering Party in writing that the Non-Tendering Party will either:

                  (I) ACCEPT THE TENDER OF THE DEFENSE WITHOUT A RESERVATION OF RIGHTS. If the Non-Tendering Party agrees that the Third Party Claim is a claim for which indemnification is provided for pursuant to the
                           terms  of this  agreement    ("Proper Claim"),   the
                           Non-Tendering Party shall accept the tender of the defense without a reservation of rights. In such an event the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim and shall indemnify the Tendering Party in accordance with this Article VI.

                  (II) ACCEPT THE TENDER OF THE DEFENSE WITH A RESERVATION OF RIGHTS. If the Non-Tendering Party questions whether the Third Party Claim is a Proper Claim, the Non-Tendering Party may accept the tender of the defense with a reservation of rights. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order to determine whether it is a Proper Claim. While the arbitration is pending, the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim.

                           If the decision of the arbitrator(s) is that it is:

                           (A) a Proper Claim, and the Third Party Claim is still pending, the Non-Tendering Party shall continue the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article VI;

                           (B) a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article VI;

                    (C) a claim for which indemnification is not provided for pursuant to the terms of this agreement ("Improper Claim"), and the Third Party Claim is still pending, the Non-Tendering Party shall return all aspects of the defense of such Third Party Claim immediately to the Tendering Party. In such an event, the Tendering Party shall assume the control of all aspects of the defense of such Third Party Claim immediately and shall reimburse the Non-Tendering Party for all costs and Expenses (including, but not limited to, reasonable attorneys fees) incurred by the Non-Tendering Party in the defense of such Third Party Claim; or

                    (D) an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to reasonable attorneys fees) incurred by the Non-Tendering Party in the defense of such Third Party Claim and shall reimburse the Non-Tendering Party for all amounts paid by the Non-Tendering Party for judgments or settlements relating to such Third Party Claim.

                  (III) REJECT THE TENDER OF THE DEFENSE. If the Non-Tendering Party decides that the Third Party Claim is an Improper Claim, the Non-Tendering Party shall reject the tender of the defense. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order determine whether it is a Proper Claim. While the arbitration is pending, the Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that it is:

                    (A) a Proper Claim, and the Third Party Claim is still pending, the Tendering Party shall transfer the control of all aspects of the defense of such Third Party Claim to the Non-Tendering Party. The Non-Tendering Party shall assume the defense of such Third Party Claim immediately and shall reimburse the Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the Tendering Party in the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article VI;

                    (B) a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article VI;

                    (C) an Improper Claim, and the Third Party Claim is still pending, the Tendering Party shall continue to control all aspects of the defense of such Third Party Claim; or

                    (D) an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall bear all Losses incurred by the Tendering Party relating to such Third Party Claim.

          (B) PERSONAL CLAIM. In the event of a Personal Claim, the party from whom indemnification is sought --------------- ("Indemnifying Party") shall, within thirty (30) days after the receipt of the claim for indemnification, send written notice to the party seeking indemnification ("Indemnified Party") indicating whether the claim is disputed. If the claim is disputed, the Indemnifying Party shall submit the matter to arbitration in order to determine if it is a Proper Claim and, if it is a Proper Claim, to determine the amount of such claim. To the extent that the arbitrator(s) rules that a Personal Claim is a Proper Claim and/or to the extent that a Personal Claim is not disputed, the Indemnifying Party shall promptly indemnify the Indemnified Party in accordance with Article VI.

6.04     ARBITRATION  PROCEDURE.  Any  arbitration  conducted  pursuant  to this
         Article VI shall be conducted in accordance with Section 2.03 of this Agreement. If a party is required to submit a matter to arbitration pursuant to Section 6.03, and such party fails or refuses to do so within ten (10) days, the other party may submit the matter to arbitration. In any matter which is submitted to arbitration pursuant to this Article VI, the party seeking indemnification shall bear the burden of proof. If the prevailing party is the party seeking indemnification, the prevailing party shall be entitled to receive from the indemnifying party all sums due under the indemnification provisions plus all costs and reasonable attorneys' fees incurred by the prevailing party relating to the arbitration.

6.05 LIMITATION ON INDEMNIFICATION. The indemnification obligations of Seller provided for in Section 6.01 shall expire:

         (a) on the first anniversary of the Closing Date with respect to claims pursuant to Section 6.01(a);

         (b) on the third anniversary of the Closing Date with respect to claims pursuant to Sections 6.01(b), 6.01(d) and 6.01(e);

         (c) on the fifth anniversary of the Closing Date with respect to claims pursuant to Section 6.01(f); and

         (d) upon the expiration of any applicable statue of limitations with respect to claims pursuant to Section 6.01(c).

         With respect to any Purchaser's Losses, Purchaser's Indemnities shall not be entitled to indemnification therefor until the aggregate amount of such Purchaser's Losses exceed a threshold of Twenty-Five Thousand Dollars ($25,000.00) whereupon Purchaser's Indemnitees shall be entitled to indemnification hereunder for the aggregate amount of such Purchaser's Losses in excess of Twenty-Five Thousand Dollars
         ($25,000.00) up to a maximum liability cap of One Million Dollars ($1,000,000.00); provided, however, that Purchaser has paid to Seller in cash a minimum of One Million Dollars ($1,000,000.00) of the Purchase Price consisting of the Cash Component and at least Two Hundred Thousand Dollars ($200,000.00) of principal due under the Promissory Note. In the event that Seller has not received a minimum of One Million Dollars ($1,000,000.00) in cash at such time as Purchaser makes a claim for indemnification pursuant to this Article VI, then the maximum liability cap pertaining to such claim(s) shall equal the sum of the Cash Component and the amount of any principal received by Seller under the Promissory Note. Notwithstanding the foregoing, Purchaser's Losses with respect to claims pursuant to Section 6.01(b) shall not be subject to the maximum liability cap.

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII by the time for Closing on the Closing Date, except to the extent that such satisfaction is waived in writing by Seller.

7.01 REPRESENTATIONS AND WARRANTIES OF PURCHASER. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were again made, without exception or deviation, on the Closing Date.

7.02 PERFORMANCE OF THIS AGREEMENT. Purchaser shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

7.03 ABSENCE OF PROCEEDINGS. No proceeding shall have been instituted or threatened on or before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement, or which had or could have a material adverse effect on the business of Purchaser.

                                  ARTICLE VIII

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Purchaser?s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII by the time for Closing on the Closing Date, except to the extent that such satisfaction is waived by Purchaser in writing.

8.01 REPRESENTATIONS AND WARRANTIES OF SELLER. All representations and warranties made by Seller in this Agreement shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were made again, without exception or deviation, on the Closing Date.

8.02 MATERIAL ADVERSE EFFECT. There shall not exist any matter on the Closing Date which has a Material Adverse Effect and which was not disclosed to Purchaser in a Schedule on the date hereof.

8.03 PERFORMANCE OF THIS AGREEMENT. Seller shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

8.04 ABSENCE OF PROCEEDINGS. No proceeding shall have been instituted or threatened on or before the Closing Date by any Person against Seller the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement.

8.05 COMPLETION OF FINANCING. The parties hereto fully understand that Purchaser shall undertake to offer to sell secruities to raise the financing from third-parties ("Offering") to pay Seller the Purchase Price. Seller fully understands that Purchaser's obligation to purchase the Assets at the Closing is fully conditional upon its ability to timely complete the Offering to finance the purchase of such Assets. Notwithstanding anything stated to the contrary, in the event Purchaser shall not complete the Offering prior to the Closing, and that Seller elects not to extend the period for the Closing, then this Agreement shall terminate immediately and neither party shall have any rights or obligations under or relating to this Agreement or the subject matter hereof immediately thereafter.

                                   ARTICLE IX

                                     CLOSING

9.01 CLOSING. The closing of the purchase and sale of the assetspursuant to this agreement ("Closing") shall take place on or before August 13, 1999, as mutually agreed by purchaser and seller ("Closing Date"), at the offices of The Sherwin-Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115 or at such other place as may be mutually agreed upon by the parties. The Closing shall be effective as of 12:00:01 a.m. on the Closing Date.

9.02     DELIVERIES OF SELLER.  Seller shall deliver to Purchaser at the
Closing:

(a) copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

(b)  the Registration Rights Agreement;

(C) the bill of sale in the form attached hereto as Schedule 9.02(B) ("Bill of Sale");

(d)  the Corporate Services Agreement;

(e)  the Trademark License Agreements; and

(f)  such other Closing documents as Purchaser may reasonably request.

9.03 DELIVERIES OF PURCHASER. Purchaser shall deliver to Seller at the Closing:

(a) the Cash Component of the Purchase Price in the manner provided in Section 2.03;

(b)  the Promissory Note;

(c)  the Registration Rights Agreement;

(d) copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

(e)  the Bill of Sale;

(f)  the Corporate Services Agreement;

(g)  the Trademark License Agreements;

(h)  sales tax exemption certificates reasonably requested by Seller, including,
     but  not  limited  to,  New  Jersey  resale  and  manufacturing   exemption
     certificates; and

(i)  such other Closing documents as Purchaser may reasonably request.

                                    ARTICLE X

                                    EXPENSES

         Purchaser and Seller will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.01 NOTICES. Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission with a confirmed telephonic transmission answer back, to the following addresses (or at such other address or number as is given in writing by one party to the others pursuant hereto):

         If to Seller:              The Sherwin-Williams Company
                                    101 Prospect Avenue, N.W.
                                    Cleveland, Ohio  44115

                                    Attn:   Vice President-Corporate Planning
                                    and Development
                                    Telecopy No.:  (216) 566-2947

         with a copy to:            The Sherwin-Williams Company
                                    101 Prospect Avenue, N.W.
                                    Cleveland, Ohio  44115

                                    Attn:   Vice President, Secretary and
                                    General Counsel
                                    Telecopy No.:  (216) 566-1708

         If to Purchaser:           Novex Systems International, Inc.
                                    67 Wall Street, Suite 2001
                                    New York, New York  10005
                                    Attn:  Daniel W. Dowe, President
                                    Telecopy No.:  (212) 825-0354

         with a copy to:            Dowe, Capetanakis & Preite
                                    67 Wall Street, Suite 2001
                                    New York, New York  10005
                                    Attn:  Charles Capetanakis, Esq.
                                    Telecopy No.:  (212) 825-0354

11.02 AMENDMENTS. This Agreement may be amended only upon the mutual written consent of the parties hereto.


11.03 DUPLICATES, ORIGINALS COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

11.04 ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

11.05 NON-ASSIGNABILITY. Neither of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party.

11.06 PUBLIC ANNOUNCEMENTS. Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement relating to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by law.

11.07 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

11.08 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio.

11.09 SEVERABILITY. In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date hereinbefore stated.

WITNESS:                                    THE SHERWIN-WILLIAMS COMPANY

_________________________________   By:     _________________________________
_________________________________   Title:  _________________________________

WITNESS:                                    NOVEX SYSTEMS INTERNATIONAL, INC.

_________________________________   By:     _________________________________
_________________________________   Title:  _________________________________